UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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IMPRIMIS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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IMPRIMIS PHARMACEUTICALS, INC.
437 S. Hwy 101, Suite 209
Solana Beach, CA 92075

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

August 10, 2012

To Our Stockholders:

The purpose of this letter is to inform you that stockholders of Imprimis Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as the “Company”, “we”, “us” or “our”), holding voting rights equivalent to approximately 53% of the outstanding voting interests of the Company and 100% of the outstanding shares of our Series A Preferred Stock, executed written consents in lieu of a special meeting approving the following item:

Authorizing and approving an amendment to the Company’s 2007 Incentive Stock and Awards Plan.

The accompanying Information Statement, which describes the above Plan Amendment in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The above-described action by our Board of Directors and the written consent of our stockholders is sufficient under the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws to approve the Plan Amendment described above. Accordingly, this Plan Amendment will not be submitted to the other stockholders of the Company for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the Plan Amendment will not be implemented until at least twenty (20) calendar days after the mailing of this Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail this Information Statement to stockholders on or about August 10, 2012.

August 10, 2012	By Order of the Board of Directors of Imprimis Pharmaceuticals, Inc.

	By:	/s/ Mark L. Baum
Mark L. Baum
Chairman of the Board of Directors

IMPRIMIS PHARMACEUTICALS, INC.
437 S. Hwy 101, Suite 209
Solana Beach, California 92075
_____________________________________

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
_______________________________________________________________

We are sending you this Information Statement solely for the purpose of informing our stockholders of record as of June 29, 2012 in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended, of the actions taken by our stockholders by written consent in lieu of a special meeting. No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

General

This Information Statement has been filed with the U.S. Securities and Exchange Commission (the “Commission”) and is being furnished to the holders of the outstanding and voting shares of stock of Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”). The purpose of this Information Statement is to provide notice that a majority of our stockholders have executed written consents in lieu of a special meeting approving the following item:

Authorizing and approving an amendment to the Company’s 2007 Incentive Stock and Awards Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan to Twelve Million (12,000,000) and to increase certain per person grant limits under the Plan (the “Plan Amendment”).

The Company’s Board of Directors (the “Board of Directors or the “Board”) approved the Plan Amendment on June 29, 2012 and July 18, 2012 and fixed June 29, 2012 as the record date for determining the stockholders entitled to give written consent to the Plan Amendment.  This Information Statement will be mailed on or about August 10, 2012 to those persons who were stockholders of record as of the close of business on the record date. Stockholder approval of the Plan Amendment is expected to become effective on or about August 30, 2012 (the “Effective Date”). The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.

As a majority of the Company’s stockholders have already approved of the Plan Amendment by written consent, the Company is not seeking approval for the Plan Amendment from any of the Company’s remaining stockholders, and the Company’s remaining stockholders will not be given an opportunity to vote on the Plan Amendment.  All necessary corporate approvals have been obtained, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company’s stockholders of the Plan Amendment as required by the Exchange Act.

Vote Required; Written Consent Obtained

As of the date of the stockholder action, there were 22,197,713 shares of common stock issued and outstanding and 10 shares of Series A Preferred Stock issued and outstanding. All of the shares of Series A Preferred Stock were held by DermaStar International, LLC (“DermaStar”) and were issued in consideration for DermaStar’s investment in the Company and extension of a line of credit in connection with the dismissal of the Company’s voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Chapter 11 Case”).  DermaStar subsequently effected the conversion of all 10 shares of Series A Preferred Stock into 7,498,500 shares of common stock.  As of the date of the stockholder action, DermaStar held an additional 8,240,045 shares of common stock, which were issued upon DermStar’s conversion of outstanding principal and accrued but unpaid interest owed under certain promissory notes and certain outstanding accounts payable of the Company.

Pursuant to the Series A Convertible Preferred Stock Certificate of Designation, at the time of the action by written consent, the ten outstanding shares of Series A Preferred Stock were convertible into, and had voting power equivalent to, 7,498,500 shares of our common stock. Because the Series A Preferred Stock votes on an as-converted basis together with the common stock, on the record date, the holder of the Series A Preferred Stock had control over approximately 34% of the voting securities of the Company due to its ownership of the Series A Preferred Stock.

Under Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation and Bylaws, approval of the Plan Amendment requires the affirmative vote or written consent of (i) holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class. The written consent approving the Plan Amendment was executed by DermaStar, the holder of 100% of the outstanding shares of Series A Preferred Stock and an additional 8,240,045 shares of common stock, which collectively represented as of the record date voting interests equivalent to approximately 53% of the voting interests of the Company (including all outstanding shares of common stock and shares of common stock issuable upon conversion of the outstanding shares of Series A Preferred Stock). Consequently, the Plan Amendment described in this Information Statement was approved without the vote or written consent of any other stockholders of the Company.

No Dissenters’ Rights

The Delaware General Corporation Law does not provide for dissenter’s rights in connection with any of the Plan Amendment described in this Information Statement.

AMENDMENT TO THE COMPANY’S 2007 INCENTIVE STOCK AND AWARDS PLAN

The 2007 Incentive Stock and Awards Plan (the “Plan”) was originally approved by the Board of Directors and the stockholders of the Company on September 17, 2007 and was subsequently amended on November 5, 2008 and January 25, 2012.  Prior to the approval of the amendments to the Plan discussed below, the Plan provided for the granting of stock options and other equity awards to purchase up to a maximum of 3,750,000 shares of common stock (subject to adjustment in the event of certain capital changes).

On June 29, 2012 and July 18, 2012, our Board unanimously approved the Plan Amendment and recommended its approval to our stockholders. On June 29, 2012, our stockholders approved the below Plan Amendment, which:

(1) Increases the number of shares authorized for issuance under the Plan from 3,750,000 shares to 12,000,000 shares; and

(2) Modifies the per person limits on the number of shares subject to awards that may be granted to any individual during any calendar year.

The Board believes that the Plan Amendment will allow us to continue to use the Plan to attract and retain key talent, encourage stock ownership by our employees, non-employee directors and consultants and to receive a federal income tax deduction for certain compensation paid under the Plan.

As of immediately prior to the Board and stockholder approval of the Plan Amendment, the Plan had no shares available for future awards. As of the Effective Date, the Plan, as amended, will have 7,333,703 shares available for future awards. A copy of the Plan Amendment is attached hereto as Annex A.

The following is a summary of the principal terms of the amended Plan.

General

Purpose. The Plan is intended to provide an incentive, to retain the Company’s officers, directors, employees, consultants and advisors, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. It is further intended that certain options granted pursuant to the Plan constitute incentive stock options (the “Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) while certain other options granted pursuant to the Plan will be nonqualified stock options (the “Nonqualified Options”). Incentive Options and Nonqualified Options are hereinafter referred to collectively as “Options.”

Administration. The Board will appoint and maintain as administrator of the Plan a committee (the “Committee”), which will serve at the pleasure of the Board. The Committee, subject to certain provisions of the Plan, has full power and authority to designate recipients of Options and restricted stock (“Restricted Stock”) and to determine the terms and conditions of the respective Option and Restricted Stock agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan. The Committee also has the authority to designate which Options granted under the Plan will be Incentive Options and which will be Nonqualified Options. In the event that for any reason the Committee is unable to act or if there shall be no such Committee, or if the Board otherwise determines to administer the Plan, then the Plan shall be administered by the Board, and references herein to the Committee shall be deemed to be references to the Board.

Eligible Participants. The persons eligible for participation in the Plan as recipients of Options (the “Optionees”) or Restricted Stock (the “Grantees” and together with Optionees, the “Participants”) include directors, officers and employees of, and consultants and advisors to, the Company or any subsidiary; provided that Incentive Options may only be granted to employees of the Company and any subsidiary. The Plan currently has eight Participants.

Shares of the Company’s Common Stock Authorized Under the Plan. The Plan currently authorizes the grant of awards to Participants with respect to a maximum of 3,750,000 shares of Common Stock, which will increase to 12,000,000 as of the effective date of the Plan Amendment. As of June 29, 2012, the Plan had no shares available for future awards, which will increase to 7,333,703 shares available for future awards as of the Effective Date of the Plan Amendment.

Effective Date and Duration of the Plan. The effective date of the Plan is September 17, 2007. No Option or award of Restricted Stock will be granted pursuant to the Plan on or after the date which is ten years from the effective date of the Plan, but Options and awards of Restricted Stock theretofore granted may extend beyond that date.

Terms and Conditions of Options

Option Price. The purchase price of each share of the Company’s common stock (the “Common Stock”) purchasable under an Incentive Option is determined by the Committee at the time of grant, but will not be less than 100% of the Fair Market Value (as defined below) of such share of Common Stock on the date the Option is granted; provided, however, that with respect to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, the purchase price per share of Common Stock will be at least 110% of the Fair Market Value per share of Common Stock on the date of grant. The purchase price of each share of Common Stock purchasable under a Nonqualified Option will not be less than 100% of the Fair Market Value of such share of Common Stock on the date the Option is granted. “Fair Market Value” means the closing price on the day of the grant of the Option or Restricted Stock on the principal securities exchange on which shares of our Common Stock are listed (if the shares of Common Stock are so listed), or on The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market of The NASDAQ Stock Market LLC or OTC Bulletin Board (if the shares of Common Stock are regularly quoted on The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC or OTC Bulletin Board, as the case may be), or, if no closing price was reported on that date, as applicable, on the last trading date such closing price was reported, or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares of our Common Stock in the over the counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code.

Option Term. The term of each Option will be fixed by the Committee, but no Option may be exercisable more than ten years after the date such Option is granted. Further, in the case of an Incentive Option granted to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, no such Incentive Option may be exercisable more than five years after the date such Incentive Option is granted.

Exercisability. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant; provided, however, that in the absence of any Option vesting periods designated by the Committee at the time of grant, Options will vest and become exercisable as to one-third of the total number of shares subject to the Option on each of the first, second and third yearly anniversaries of the date of grant; and provided further that no Options may be exercisable until such time as any vesting limitation required by Section 16 of the Securities Exchange Act of 1934, and related rules, will be satisfied if necessary for continued validity of the exemption provided under Rule 16b-3(d)(3).

Upon the occurrence of a “Change in Control” (as defined in the Plan), the Committee may accelerate the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding Option will terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee will receive, with respect to each share of Common Stock subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of such Option; such amount may be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee may determine in its sole discretion. If Change of Control is defined in an employment agreement between the Company and an Optionee, then, with respect to such Optionee, Change of Control will have the meaning ascribed to it in such employment agreement.

Method of Exercise. Options to the extent then exercisable may be exercised in whole or in part at any time during the option period, by giving written notice to the Company specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the purchase price, in cash, or by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (i) in the form of Common Stock owned by the Optionee (based on the Fair Market Value of the Common Stock which is not the subject of any pledge or security interest), (ii) in the form of shares of Common Stock withheld by the Company from the shares of Common Stock otherwise to be received with such withheld shares of Common Stock having a Fair Market Value equal to the exercise price of the Option, or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Company is at least equal to such exercise price. An Optionee will have the right to dividends and other rights of a stockholder with respect to shares of Common Stock purchased upon exercise of an Option at such time as the Optionee (i) has given written notice of exercise and has paid in full for such shares, and (ii) has satisfied such conditions that may be imposed by the Company with respect to the withholding of taxes.

Non-transferability of Options. Options are not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution. The Committee, in its sole discretion, may permit a transfer of a Nonqualified Option to (i) a trust for the benefit of the Optionee, (ii) a member of the Optionee’s immediate family (or a trust for his or her benefit) or (iii) pursuant to a domestic relations order. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions of the Plan will be void and ineffective and will give no right to the purported transferee.

Termination by Death. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee may determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year after the date of such death or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.

Termination by Reason of Disability. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of Disability (as defined below), then any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Disability” means an Optionee’s total and permanent disability; provided that if Disability is defined in an employment agreement between the Company and the relevant Optionee, then, with respect to such Optionee, Disability will have the meaning ascribed to it in such employment agreement.

Termination by Reason of Retirement. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever date is earlier; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Normal Retirement” is defined as retirement from active employment with the Company or any subsidiary on or after the normal retirement date specified in the applicable Company or subsidiary pension plan or if there is no such pension plan, age 65. “Early Retirement” is defined as retirement from active employment with the Company or any subsidiary pursuant to the early retirement provisions of the applicable Company or subsidiary pension plan or if there is no such pension plan, age 55.

Other Terminations. Unless otherwise determined by the Committee upon grant, if any Optionee’s employment with or service to the Company or any subsidiary is terminated by such Optionee for any reason other than death, Disability, Normal or Early Retirement or Good Reason (as defined in the Plan), the Option will thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of employment or service may be exercised for the lesser of ninety (90) days after the date of termination or the balance of such Option’s term, which ever period is shorter. The transfer of an Optionee from the employ of or service to the Company to the employ of or service to a subsidiary, or vice versa, or from one subsidiary to another, will not be deemed to constitute a termination of employment or service for purposes of the Plan. Notwithstanding the foregoing, in the event that the Optionee’s employment or service with the Company or any subsidiary is terminated by the Company or such subsidiary for Cause (as defined in the Plan), any unexercised portion of any Option will immediately terminate in its entirety.

Limit on Value of Incentive Stock Option. The aggregate Fair Market Value, determined as of the date the Incentive Option is granted, of Common Stock for which Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company or any subsidiary) shall not exceed $100,000.

Terms and Conditions of Restricted Stock

Restricted Stock may be granted under the Plan aside from, or in association with, any other award and is subject to the following conditions and may contain such additional terms and conditions (including provisions relating to the acceleration of vesting of Restricted Stock upon a Change of Control), not inconsistent with the terms of the Plan, as the Committee deems desirable:

Grantee rights. A Grantee has no rights to an award of Restricted Stock unless and until Grantee accepts the award within the period prescribed by the Committee and, if the Committee deems desirable, makes payment to the Company in cash, or by check or such other instrument as may be acceptable to the Committee. After acceptance and issuance of a certificate or certificates, as provided for below, the Grantee will have the rights of a stockholder with respect to Restricted Stock subject to the non-transferability and forfeiture restrictions described below.

Issuance of Certificates. The Company will issue in the Grantee’s name a certificate or certificates for the shares of Common Stock associated with the award promptly after the Grantee accepts such award.

Forfeitability, Non-transferability of Restricted Stock. Shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied. Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed. Unless otherwise provided by the Committee at or after grant, distributions in the form of dividends or otherwise of additional shares or property in respect of shares of Restricted Stock will be subject to the same restrictions as such shares of Restricted Stock.

Change of Control. Upon the occurrence of a Change in Control as defined in the Plan, the Committee may accelerate the vesting of outstanding Restricted Stock, in whole or in part, as determined by the Committee, in its sole discretion.

Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be an employee or otherwise associated with the Company for any other reason, all shares of Restricted Stock theretofore awarded to him which are still subject to restrictions will be forfeited and the Company will have the right to complete a blank stock power relating to such shares. The Committee may provide (on or after grant) that restrictions or forfeiture conditions relating to shares of Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

Section 162(m) of the Code.

As amended by the Plan Amendment, the maximum number of shares with respect to which Options may be granted to an Optionee during a calendar year is three million (3,000,000) shares. In addition, in connection with an Optionee’s commencement of employment or service with the Company, an Optionee may be granted Options for up to an additional one million (1,000,000) shares, which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Committee in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the shares. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which Options may be granted to eligible Participants under the Plan during a specified period. Compensation paid pursuant to Options granted under the Plan and with an exercise price equal to the Fair Market Value of the shares on the date of grant is deemed to be inherently performance-based, since such awards provide value to Participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any Option is canceled, the canceled Option shall continue to count against the maximum number of shares with respect to which an Option may be granted to an eligible Participant.

For awards of Restricted Stock that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a Participant during a calendar year is three million (3,000,000) shares. The foregoing limitations shall be adjusted proportionately by the Committee in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the shares. In order for Restricted Stock to qualify as performance-based compensation, the Committee must establish a performance goal with respect to such award in writing not later than ninety (90) days after the commencement of the services to which it relates (or, if earlier, the date after which twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three (3) other most highly compensated officers of the Company other than the chief financial officer.

The Plan includes the following performance criteria that may be considered by the Committee when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Subsidiaries and/or any individual business units of the Company or any Subsidiary. The performance criteria may be applicable to the Company or any subsidiary of the Company, and/or any individual business units of the Company or any subsidiary of the Company.

Other Provisions

Capital Change of the Company. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, the Committee will make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee’s proportionate interest will be maintained (to the extent possible) as immediately before the occurrence of such event. The Committee will, to the extent feasible, make such other adjustments as may be required under the tax laws so that any Incentive Options previously granted will not be deemed modified within the meaning of Section 424(h) of the Code. Appropriate adjustments will also be made in the case of outstanding Restricted Stock granted under the Plan. The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an Incentive Option) and Section 409A of the Code.

Amendment and Termination. The Board may amend, suspend, or terminate the Plan, except that no amendment may be made that would impair the rights of any Participant under any Option or Restricted Stock granted without the Participant’s consent, and except that no amendment may be made without the approval of the stockholders of the Company that would:

●	materially increase the number of shares that may be issued under the Plan;

●	materially increase the benefits accruing to the Participants under the Plan;
•
●	materially modify the requirements as to eligibility for participation in the Plan;
•
●
decrease the exercise price of an Incentive Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof or the exercise price of a Nonqualified Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof;

•
●	extend the term of any Option beyond that provided for in the Plan or by the Committee; or
•
●	except as otherwise provided for in the Plan, reduce the exercise price of outstanding Options or effect re-pricing through cancellations and re-grants of new Options.

Subject to the forgoing, the Committee may amend the terms of any Option theretofore granted, prospectively or retrospectively, but no such amendment may impair the rights of any Optionee without the Optionee’s consent.

Amended Plan Benefits

The grant of awards under the Plan to eligible Participants is subject to the discretion of the Committee. As such, with the exception of the following grants, it is not possible to determine the benefits or the amounts to be received under the Plan by the Company’s officers, directors, employees, consultants and advisors:

New Plan Benefits Table

Name of Individual or Identity of Group and Position	Securities Underlying Stock Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Number of Shares of Restricted Stock	Dollar Value ($)*
Mark L. Baum, Chief Executive Officer and Director	1,050,000	$0.65	-	$655,773
Andrew Boll, Vice-President of Accounting and Public Reporting	75,000	$0.74	-	$51,780
Dr. Joachim Schupp, Chief Medical Officer	375,000	$0.72	-	$260,100
Dr. Balbir Brar, President	1,250,000	$0.75	-	$669,300
Dr. Robert Kammer, Director	425,000	$0.90	-	$381,578
Dr. Jeffrey Abrams, Director	436,250	$1.05	-	$437,245
Dr. Paul Finnegan, Director	750,000	$0.68	-	$450,325
Stephen Austin, Director	85,616	$0.90	-	$58,099
All current executive officers, as a group (3 persons)	1,500,000	$0.67	-	$967,653
All non-employee directors, as a group (4 directors)	1,696,866	$0.84	-	$1,327,247
All other employees (including all current officers who are not executive officers) as a group	1,250,000	$0.75	-	$669,300

*Reflects the dollar amount of the grant date fair value of awards on the date of grant, measured in accordance with guidance from the Financial Accounting Standards Board (“FASB”) and based upon the closing price of our common stock on the date of grant.

On April 1, 2012, we issued options to purchase 750,152 shares of common stock to our directors and executive officers in excess of the authorized shares available for grant under the Plan.  Other future awards that may be granted in the discretion of the Administrator are not determinable.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the Plan transactions is based upon federal income tax laws in effect on the date of this Information Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Options. The grant of a Nonqualified Option under the Plan will not result in any federal income tax consequences to the Participant or to the Company. Upon exercise of a Nonqualified Option, the Participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the Fair Market Value of the shares of Common Stock at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the Participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the Participant’s total compensation is deemed reasonable in amount. Any gain or loss on the Participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Options. The grant of an Incentive Option under the Plan will not result in any federal income tax consequences to the Participant or to the Company. A Participant recognizes no federal taxable income upon exercising an Incentive Option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Option, the tax consequences depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the Incentive Option was exercised, the Participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the Participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the Fair Market Value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the Participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Participant’s total compensation is deemed reasonable in amount.

The “spread” under an Incentive Option—i.e., the difference between the Fair Market Value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a Participant’s alternative minimum tax liability exceeds such Participant’s regular income tax liability, the Participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to Incentive Options, the Participant must sell the shares within the calendar year in which the Incentive Options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock. The grant of Restricted Stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the Fair Market Value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the Participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of Restricted Stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the spread between the amount paid for such stock and the Fair Market Value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the Restricted Stock is issued.

Vote Required

Our Board has adopted, ratified and approved the Plan Amendment and submitted the proposed Plan Amendment to our stockholders for their approval. Under Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation and Bylaws, approval of the Plan Amendment requires the affirmative vote or written consent of (i) holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class. The written consent approving the Plan Amendment was executed by the holder of 100% of the then-outstanding shares of Series A Preferred Stock and an additional 8,240,045 shares of our common stock, which represented as of the record date voting interests equivalent to approximately 53% of voting interests of the Company (including all outstanding shares of common stock and shares of common stock issuable upon conversion of the outstanding shares of Series A Preferred Stock). Consequently, the Plan Amendment were approved without the vote or written consent of any other stockholders of the Company.

EXPECTED DATE FOR EFFECTING THE PLAN AMENDMENT

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the stockholder approval of the Plan Amendment is not effective until 20 days after the date this Information Statement is sent to the Company’s stockholders. This Information Statement will be sent on or about August 10, 2012 to the Company’s stockholders of record as of the record date.

CHANGE IN CONTROL – THE DERMASTAR TRANSACTION

On June 26, 2011, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”). On November 21, 2011, in connection with the transactions described below, the Company requested that the Bankruptcy Court dismiss the Chapter 11 Case, and on December 9, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.

On November 21, 2011, the Company entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar. The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court. The Line of Credit Agreement provides for advances to the Company of up to an aggregate of $750,000, subject to the satisfaction by the Company of certain conditions in connection with the initial advance and each subsequent advance. In partial consideration for and in connection with the Line of Credit Agreement, on November 21, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with DermaStar, pursuant to which the Company agreed to issue ten (10) shares of newly-designated Series A Preferred Stock to DermaStar for an aggregate purchase price of $100,000. The Purchase Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court. On December 12, 2011, the Company and DermaStar consummated the transactions contemplated by the Purchase Agreement. On the date of issuance of the Series A Preferred Stock to DermaStar, such shares were convertible into 7,498,500 shares of the Company’s Common Stock. As a result of these transactions with DermaStar, a change in control of our Company occurred.

Additional information regarding the transaction with DermaStar is available in our Current Report on Form 8-K filed with the Commission on December 20, 2011 and in our subsequent filings with the Commission. See “Miscellaneous” below on how to obtain a copy of the Form 8-K and other filings made by us with the Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the Commission. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of August 8, 2012. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address is c/o Imprimis Pharmaceuticals, Inc. 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075.

Beneficial Owner	Amount and Nature of Beneficial Ownership
	Number of Shares	Percentage (1)
5% + Stockholders
Alexej Ladonnikov (2)	1,984,156	6.68%
John W. Fish, Jr. (3)	3,015,857	10.16%
Don Miloni (4)	5,558,260	18.53%
Michael Corwin (5)	1,503,678	5.06%

Directors and Officers
Jeffery J. Abrams, M.D. (6)	416,563	1.39%
Mark L. Baum, Esq. (7)	1,469,410	4.85%
Andrew R. Boll (8)	16,667	*
John Bonfigilio	2,344	*
Balbir Brar, D.V.M., Ph.D. (9)	378,522	1.26%
Paul Finnegan, M.D. (10)	312,500	1.04%
Robert J. Kammer, D.D.S. (11)	4,773,627	15.91%
John Lomoro	7,204	*
Terry Nida	18,195	*
Stephen G. Austin, CPA	-	*
Joachim Schupp, M.D. (12)	75,381	*
All current executive officers and directors as a group (8 persons)	7,442,670	23.57%

*	Represents less than 1%.
(1)
Applicable percentage ownership is based on 29,696,213 shares of our common stock outstanding as of August 8, 2012.  Shares of common stock subject to options or warrants and convertible notes subject to conversion into shares of our common stock currently exercisable or convertible, or exercisable or convertible within 60 days after August 8, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for Mr. Ladonnikov is 13388 Surrey Lane, Saratoga, CA 95070.
(3)	Includes 50,952 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 8, 2012.
(4)
Includes 4,374,254 shares held in his name, 126,582 shares held by Mr. Miloni’s spouse, 759,494 shares held by 1425 Greenwood Lane, LLC, of which Mr. Miloni is the beneficial owner, and 297,930 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 8, 2012.

(5)	Includes 25,470 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 8, 2012.
(6)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust, which owns 195,313 shares of our common stock. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust.  Includes 221,250 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 8, 2012.

(7)
Includes 610,417 shares of common stock issuable upon the exercise of stock options and 12,066 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 8, 2012.

(8)	Includes 16,667 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 8, 2012.
(9)	Includes 312,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 8, 2012.
(10)	Includes 312,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 8, 2012.
(11)
 Includes 44,444 shares of common stock to which Dr. Kammer is entitled for services performed under his advisory agreement, and 238,194 shares of common stock issuable upon the exercise of stock options and 76,410 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 8, 2012.

(12)	Includes 75,381 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 8, 2012.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

On April 1, 2012, we issued options to purchase 750,152 shares of common stock to our executive officers and directors in excess of the authorized shares available for grant under the Plan. The Administrator may grant future awards to our directors and executive officers in its discretion.

Other than as described above, no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed Plan Amendment which is not shared by all other stockholders.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested the Company to include any proposal in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at: Imprimis Pharmaceuticals, Inc., 437 S. Hwy 101, Suite 209, Solana Beach, California 92075.

MISCELLANEOUS

One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at 858-433-2800 or by mail to our address Imprimis Pharmaceuticals, Inc., 437 S. Hwy 101, Suite 209, Solana Beach, California 92075, Attn: Corporate Secretary.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

By order of the Board of Directors

Dated: August 10, 2012	/s/ Mark L. Baum
By: Mark L. Baum Chief Executive Officer

ANNEX A

AMENDMENT NO. 3
TO THE
IMPRIMIS PHARMACEUTICALS, INC.
2007 INCENTIVE STOCK
AND AWARDS PLAN

This Amendment No. 3 to the Imprimis Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (the “Plan”) is effective as of July 18, 2012.

The Plan is hereby amended by amending and restating the first sentence of Section 4(a) to read as follows:

Subject to adjustment as provided in Section 8 hereof, a total of 12,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Stock”), shall be subject to the Plan.

The Plan is hereby amended by amending and restating Section 4(b) and 4(c) to read in their entirety as follows:

(b)           The maximum number of shares of Stock with respect to which Options may be granted to any Optionee in any calendar year shall be three million (3,000,000) shares.  In connection with an Optionee’s commencement of employment or service with the Company or any Subsidiary, an Optionee may be granted Options for up to an additional one million (1,000,000) shares which shall not count against the limit set forth in the previous sentence.  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 8, below.  To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to an Optionee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Optionee.  For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

(c)           For awards of Restricted Stock that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the maximum number of shares of Stock with respect to which such awards may be granted to any Grantee in any calendar year shall be three million (3,000,000) shares.  The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 8, below.  Subject to the terms of the Plan, awards of Restricted Stock that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be subject to satisfaction of performance criteria.  The performance criteria established by the Committee may be based on any one of, or combination of, the following:  (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.  The performance criteria may be applicable to the Company, Subsidiaries and/or any individual business units of the Company or any Subsidiary.  Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Restricted Stock agreement.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the award intended to be performance-based compensation.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an award intended to be performance-based compensation.

IN WITNESS OF THE FOREGOING, the undersigned Secretary of Imprimis Pharmaceuticals, Inc. (the “Company”), certifies that the foregoing amendment to the 2007 Stock Awards and Incentive Plan was duly adopted by the Board of Directors of the Company on June 29, 2012 and July 18, 2012 and approved by the stockholders of the Company on June 29, 2012.

By:	/s/ Mark L. Baum
Mark L. Baum
Secretary